UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.             )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[On May 28, 2025, MicroVision, Inc. sent the following letter to certain shareholders relating to its 2025 Annual Meeting of Shareholders]

2025 Annual Meeting of Shareholders will be held virtually at 9:00 a.m. PT on Friday, June 6, 2025

**Your FOR vote on Proposal Two is critically important**

Dear Fellow Shareholders,

I enjoyed talking with many of you at MicroVision’s Investor Day last week. I heard your questions, concerns, and frustrations, and gave you direct, clear, and honest responses. I understand, and share, your frustrations. Like you, I am a shareholder of MicroVision and want to see the Company be successful.

As I communicated last week, consistent with previous public statements, we are excited about our expansive go-to-market strategy and believe that we are making solid progress toward our goals. To execute our strategy and achieve our goals, we need your support.

By voting in favor of Proposal Two (which, as described in MicroVision’s Proxy Statement, seeks shareholder approval to increase the number of authorized shares of common stock) you give the Company the ability to execute our strategy and exhibit financial strength to potential customers and partners.

By maintaining a robust arsenal of shares and delivering on strategic goals, MicroVision stands firm as a compelling supplier, partner, and investment opportunity.

If Proposal Two is not approved, the Company will be severely constrained and may not be able to execute its strategic plan.

Please note that the approval to increase the number of authorized shares does not mean these shares will be issued, only that they are available if strategically needed to advance our shared goal of building sustainable long-term shareholder value. Approval of Proposal Two requires high voter turnout, so if you do not vote, it will have the same effect as if you voted against the proposal.

**MicroVision needs your support by voting FOR Proposal Two**

On behalf of the Board of Directors, I would like to express our sincere appreciation for your continued support of MicroVision. We look forward to receiving your proxy and hosting you at our virtual annual meeting.

Sincerely,

Sumit Sharma, Chief Executive Officer

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, please take the time to vote. You can vote quickly and easily over the internet or by telephone (1-800-690-6903), or you can vote by signing, dating, and mailing back your proxy card or voting instruction form in the postage paid envelope included in the proxy mailing.

If you have any questions or need assistance voting your shares, please contact the firm assisting us with the solicitation of proxies: Saratoga Proxy Consulting at (212) 257-1311 or (888) 368-0379 or info@saratogaproxy.com.

Detailed information about the business to be transacted and matters to be acted upon at the Annual Meeting is contained in the proxy materials, previously sent to you by mail or email and that continue to be available at www.proxyvote.com and on the MicroVision website in the “Investors” section under the “SEC Filings” tab.